Press Release For immediate release
Invesco Ltd. Announces February 28, 2013 Assets Under Management

Invesco Relations Contact: Jordan Krugman 404-439-4605 Media Relations Contact: Bill Hensel 404-479-2886

Atlanta, March 11, 2013 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $713.8 billion, an increase of 0.2% month over month.  The increase was primarily due to favorable market returns and long-term flows.  FX decreased AUM by $5.8 billion during the month.  For the month long-term flows were driven primarily by active AUM.  Preliminary total average assets for the quarter through February 28 were $708.0 billion, and preliminary average active assets for the quarter through February 28 were $588.4 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
February 28, 2013(a)	$713.8	$311.3	$174.8	$66.8	$76.6(b)	$84.3
January 31, 2013	$712.6	$312.0	$174.2	$65.7	$76.2	$84.5
December 31, 2012	$687.7	$297.4	$171.9	$62.1	$73.3	$83.0
November 30, 2012	$683.8	$294.5	$171.0	$60.5	$73.8	$84.0
Active (C)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
February 28, 2013(a)	$593.0	$252.3	$132.1	$66.8	$76.6(b)	$65.2
January 31, 2013	$591.9	$252.2	$132.9	$65.7	$76.2	$64.9
December 31, 2012	$573.7	$241.9	$132.9	$62.1	$73.3	$63.5
November 30, 2012	$569.0	$238.8	$132.3	$60.5	$73.8	$63.6
Passive (C)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
February 28, 2013(a)	$120.8	$59.0	$42.7	$0.0	$0.0	$19.1
January 31, 2013	$120.7	$59.8	$41.3	$0.0	$0.0	$19.6
December 31, 2012	$114.0	$55.5	$39.0	$0.0	$0.0	$19.5
November 30, 2012	$114.8	$55.7	$38.7	$0.0	$0.0	$20.4

(a)        Preliminary – subject to adjustment.
(b)	Preliminary - ending money market AUM includes $72.9 billion in institutional money market AUM and $3.7 billion in retail money market AUM.
(c)	Passive AUM includes ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM is Total AUM less Passive AUM.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ.  Additional information is available at www.invesco.com.

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